Exhibit 99.1

NYSE MKT Accepts DGSE Companies, Inc. Plan to Regain Compliance

DALLAS--(BUSINESS WIRE)--May 31, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE”) announced today that, on May 27, 2016, DGSE received notice from the staff of the NYSE MKT LLC (the “MKT”) that the MKT had accepted DGSE’s compliance plan (the “Plan”) and granted an extension until October 12, 2017 to regain compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”). DGSE will be subject to periodic review by the MKT during the compliance plan period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards of the Company Guide by the end of the extension period could result in DGSE being delisted from the MKT.

As previously reported, DGSE received a notice on April 12, 2016 from the MKT stating that DGSE is not in compliance with the MKT’s continued listing standards of the Company Guide. Specifically, Section 1003(a)(ii) of the Company Guide provides that the MKT will consider delisting an issuer if the issuer has stockholders’ equity of less than $4.0 million if such issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. The notice provided that DGSE is below compliance with Section 1003(a)(ii) since DGSE reported stockholders’ equity of $3.87 million as of December 31, 2015 and net losses in three of its four most recent fiscal years ended December 31, 2015.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates internet websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Matthew Peakes, 972-587-4021
Chairman, President and CEO
investorrelations@dgse.com